Exhibit 99.1

Media Contact:

Gateway, Inc.

Brad Williams, (858) 848-2511

brad.williams@gateway.com

FOR IMMEDIATE RELEASE

GATEWAY TO CLOSE RETAIL STORES

Will Continue Direct Sales via Web, Phone Channels

POWAY, Calif., April 1, 2004 — Gateway, Inc. said today that after reviewing strategic options for its network of 188 company-operated retail stores, it is planning to close the stores on April 9.

Gateway also said it is pursuing wider retail distribution of its products in the U.S. and abroad.

The company will continue direct sales of Gateway products to consumers and businesses via www.gateway.com and 1-800-Gateway.

As a result of Gateway’s decision, approximately 2,500 retail positions will be eliminated during the month of April as store operations wind down.

Gateway will provide more detail on its brand and channel strategies, as well as any revenue and cost implications of closing the stores, when it announces its first quarter financial results April 29.

About Gateway

Since its founding in 1985, Gateway (NYSE: GTW) has been a technology and direct-marketing pioneer, using its call centers, web site and retail network to build direct customer relationships. As a branded integrator of personalized technology solutions, Gateway offers consumers, businesses and schools a wide range of thin TVs, digital cameras, connected DVD players, enterprise systems and other products, which work together seamlessly with its award-winning line of PCs. Its products and services received nearly 130 awards and honors last year. With its acquisition of eMachines now complete, Gateway is the third largest PC company in the U.S. and among the top ten worldwide. Visit www.gateway.com for more information.

Special Note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any statements of plans, strategies and objectives of management for future operations. The risks that contribute to the uncertain nature of these statements include, among others, the risk that the Gateway and eMachines, Inc. businesses will not be integrated successfully to achieve the expected results; disruption from the integration with eMachines that could adversely impact relationships with customers, suppliers and employees; the impact of employee reductions and management changes and additions; and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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